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                                                                    EXHIBIT 99.1


               [PS GROUP HOLDINGS, INC. PRESS RELEASE LETTERHEAD]
               --------------------------------------------------

FOR IMMEDIATE RELEASE

Contact:  Lawrence E. Dennedy
          Senior Vice President
          MacKenzie Partners, Inc.
          (212) 929-5239

              PS GROUP HOLDINGS TO BE ACQUIRED FOR $12 PER SHARE
                          IN TRANSACTION ORGANIZED BY
                         INTEGRATED CAPITAL ASSOCIATES

            GATX Capital  to provide loan financing for transaction

           PS Group Holdings also announces letter of intent to sell its Statex oil and gas subsidiary to management

SAN DIEGO, CA -- December 20, 1999 -- PS Group Holdings, Inc. (NYSE:PSG) announced today that it has entered into a definitive merger agreement under which it will be acquired for $12 per share. The transaction is expected to close by the end of April 2000.

     Through subsidiaries, PS Group Holdings operates in three reportable segments: through PS Group, Inc. it engages in aircraft leasing; through PS Trading, Inc. it engages in fuel storage and distribution (principally at two California airports); and through Statex Petroleum, Inc. it engages in oil and gas production and development.

     The transaction has been organized by Integrated Capital Associates, Inc., whose principals will be providing (through family trusts) equity financing for 20% of the approximately $73 million total acquisition price. The merger agreement has been entered into with a newly-formed entity controlled by ICA's principals.

     ICA is a private investment and merchant banking firm which has, for fifteen years, managed and invested in restructuring and leasing transactions with a total market value in excess of $7 billion, including $2 billion involving companies owning aircraft or oil and gas properties.

     Concurrently with the signing of the merger agreement, PS Group, Inc. has entered into a definitive loan agreement with GATX Capital Corporation. Under the loan agreement, which will fund at the closing of the merger, GATX Capital will finance 80% of the total acquisition price in the form of a one-year loan secured by the assets of PS Group and guaranteed by PS Group Holdings.
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     GATX Capital provides asset-based financing, structures transactions for investment by itself and other lessors, and manages lease portfolios for third parties. In this transaction, it has called on the expertise of its Air and Corporate Finance Groups. GATX Capital and ICA have participated together in a number of transactions.

     Houlihan, Lokey, Howard & Zukin Advisors has rendered an opinion to the PS Group Holdings Board as to the fairness of the $12 per share price to the shareholders of the company from a financial point of view. Lazard Freres & Co. LLC has provided financial advisory services to ICA in connection with the transaction.

     The merger is subject to conditions customary for a transaction of this nature, including approval of the PS Group Holdings shareholders and the funding of the GATX Capital loan.

     The merger agreement calls for PS Group Holdings to acquire at closing an insurance policy to fund the obligations of PS Group and Statex to their retirees. The insurance policy will not be included in the collateral securing the GATX Capital loan.

     PS Group Holdings will be filing the full texts of the merger and loan agreements with the Securities and Exchange Commission on a Form 8-K Current Report within the next few days.

     Separately, PS Group Holdings announced that it has entered into a non-binding letter of intent for PS Group to sell Statex to Statex's management.
The letter of intent contemplates that Statex will be sold for cash, an assumption of bank debt and certain contingent future payments. The transaction is subject to the finalizing of a financing commitment and the signing of definitive acquisition and financing loan agreements. PS Group has agreed not to solicit other purchasers during a specified period while Statex explores the availability of financing and, if acceptable financing is committed, while the parties negotiate definitive terms. The Statex transaction will not be conditioned on the closing of the PS Group Holdings/ICA merger and the sale of Statex is not a condition to the merger. If the Statex transaction is completed before the merger closes, and based on PS Group Holdings' current investment in Statex, PS Group Holdings will record a net loss of approximately $.7 million, or $(.11) per share.

     Charles E. Rickershauser, Jr., the Chairman and CEO of PS Group Holdings, stated:

     "The Board is very gratified that we have reached these agreements with ICA and GATX Capital. This transaction represents the culmination of our plan to address the long-term future of the company in the most advantageous way for our stockholders.

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     Just a few years ago, we were facing substantial financial difficulties.
     We have fortunately been able to address them effectively by paying off our bank debt, divesting non-core businesses, and selling a number of the aircraft in our portfolio. Through these divestitures and sales, we have been able to make effective use of all of our substantial net operating loss carry-forwards and much of our investment tax credits. This process has also enabled us, in the past four years, to distribute to our stockholders a total of $10 per share. Now, we are able to deliver them an opportunity to monetize their entire investment in the near term.

     We are also pleased at the prospect that the management of Statex may be in a position to acquire and continue its oil and gas operations."

     Douglas Wolf, Chief Executive Officer of ICA, said:

     "The current PS Group Holdings executive team has done an excellent job of maximizing the financial viability of the company. ICA is excited by the prospect of taking over where they have left off. We and our affiliates have a long history of acquiring companies with valuable portfolios of tangible assets. Our acquisitions are often followed by a financial re-engineering of the acquired company and/or a re-positioning of the company to enable it to sell or manage its assets in an efficient manner."

     Dean Bonomo, Managing Director of Corporate Finance at GATX Capital Corporation, noted:

     "GATX is very excited about this attractive financing opportunity and continuing our long-standing relationship with ICA. This transaction demonstrates our ability to provide acquisition financing for selected industries and develop creative solutions to serve our key business relationships."

PS Group Holdings Common Stock Transfer Restrictions
----------------------------------------------------

     There are certain restrictions imposed on the transfer of common shares of PS Group Holdings. In general, and subject to an exemption for certain dispositions of shares by persons who were "pre-existing 5% shareholders" (as defined in PS Group Holdings' Restated Certificate of Incorporation) on June 5, 1996, the transfer restrictions prohibit, without prior approval of the Board of Directors, the direct or indirect disposition or acquisition of any stock of PS Group Holdings by or to any holder who owns, or would, as a result thereof, own (either directly or through the tax attribution rules) 5% or more of the stock upon such acquisition. These restrictions were imposed in order to help preserve PS Group Holdings' net operating loss carry forwards ("NOL's") and unused ITC's and other tax benefits by decreasing the risk of an "ownership change"

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for federal income tax purposes. At the time these restrictions were imposed, PS
Group Holdings had substantial NOL's and unused ITC's. It is estimated that with the sale of aircraft earlier in 1999, these NOL's have been completely utilized, but unused ITC's and other tax benefits still remain. The transfer restrictions, by their terms, are scheduled to expire immediately following the conclusion of PS Group Holdings' Annual Meeting of Stockholders in the year 2000, unless the stockholders pass a resolution extending such expiration date.

Forward-Looking Statements
--------------------------

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this release may be deemed forward-looking, such as: the contemplated closing of the proposed merger and related financing announced in this release; the proposed sale of Statex announced in this release and the effect of such sale if it occurs, on the financial statements of PS Group Holdings; and the availability of certain tax benefits, the amount of tax benefits that will be used with aircraft sales in 1999, and the estimated amounts of remaining tax benefits as of December 31, 1999. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, but not limited to: the possibility that the proposed merger announced in this release will not close; the possibility that the non-binding letter of intent regarding the proposed sale of Statex announced in the release will not lead to a definitive agreement or a completed transaction; the efficacy of the transfer restrictions on PS Group Holdings' common stock in preserving the company's remaining tax benefits, the company's ability to realize such benefits, and the possible effect on the availability of such benefits if stockholders of PS Group Holdings do not vote to extend such transfer restrictions beyond their scheduled expiration in the year 2000; and the possibility that the amount of tax benefits actually used in the 1999 aircraft sales and the amounts of remaining tax benefits as of December 31, 1999 will be different than the amounts estimated. Should any of such risks or uncertainties materialize or should other assumptions prove incorrect actual results or outcomes may vary materially from those contemplated in such forward-looking statements. PS Group Holdings does not undertake to publicly update or revise its forward-looking statements.

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